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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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AEROGEN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AEROGEN, Inc.
1310 Orleans Drive
Sunnyvale, CA 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 8, 2001 AT 9:00 A.M.

To the Stockholders of AeroGen, Inc.:

    NOTICE IS HEREBY GIVEN that the first Annual Meeting of Stockholders of AeroGen, Inc. (the "Company") will be held at the Company's offices at 1310 Orleans Drive, Sunnyvale, California 94089, on Tuesday, May 8, 2001, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect two Class I directors to hold office for a term ending in 2004 and until their successors are elected and have qualified; and

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001; and

  3.
  To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

    The Board of Directors of the Company has fixed the close of business on March 23, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                      By Order of the Board of Directors,

                      Carol A. Gamble
                       Secretary

Sunnyvale, California
April 4, 2001

    All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

AEROGEN, Inc.
1310 Orleans Drive
Sunnyvale, CA 94089

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 8, 2001

To the Stockholders of AeroGen, Inc.:

    The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of AeroGen, Inc. (the "Company" or "AeroGen"), a Delaware corporation, for use at the Company's first Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 a.m., local time, on Tuesday, May 8, 2001 at the Company's offices located at 1310 Orleans Drive, Sunnyvale, California 94089; telephone number (408) 543-2400.

    Only holders of record of AeroGen Common Stock as of the close of business on March 23, 2001 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on that date, the Company had outstanding 19,920,221 shares of its Common Stock, par value $.001 per share. Holders of Common Stock are entitled to one vote for each share of Common Stock held on all matters to be voted on at the Annual Meeting.

    Any holder of Common Stock giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company at the Company's offices at 1310 Orleans Drive, Sunnyvale, California 94089, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or (iii) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

    All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

    This Proxy Statement and the accompanying proxy card are being mailed to AeroGen stockholders on or about April 4, 2001. Directors, officers and other employees of the Company may solicit proxies by personal interview, telephone or facsimile, without special compensation. Any costs of such solicitation will be borne by the Company, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

    AeroGen's Certificate of Incorporation provides for three classes of directors: Class I, Class II and Class III. Only one class of directors is elected at each annual meeting of stockholders, each director to serve for a three-year term. In accordance with the Certificate of Incorporation, Class I directors are to be elected at the 2001 annual meeting, Class II directors are to be elected at the annual meeting in the year 2002 and Class III directors are to be elected at the annual meeting in the year 2003. The Board is currently composed of seven directors, and the term of two of these directors expires in 2001.

Nominees

    Two Class I directors are to be elected to the Board at the Annual Meeting, each to serve until the annual meeting of stockholders to be held in 2004 and until his or her successor has been elected and has qualified, or until his or her earlier death, resignation or removal. The nominees for election at the Annual Meeting are Dr. Phyllis I. Gardner and Mr. Philip M. Young, the current Class I directors. If either nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board. The Board has no reason to believe that either nominee will be unable or unwilling to serve as a director if elected. Proxies received will be voted "FOR" the election of both nominees, unless marked to the contrary. Pursuant to applicable Delaware corporation law and assuming the presence of a quorum, two directors will be elected, from among those persons duly nominated for such positions, by a plurality of the votes actually cast by stockholders entitled to vote at the meeting who are present in person or by proxy. Thus, nominees who receive the first and second highest number of votes in favor of their election will be elected, regardless of the number of abstentions or broker non-votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

    The following table provides the names and current ages of the nominees for election as directors and of each other director, and indicates the periods during which such persons have served as directors of AeroGen.

Name and Positions with AeroGen in Addition to Director	Age	Director Continuously Since
Nominees: (Class I Directors)
Dr. Phyllis I. Gardner	50	2000
Philip M. Young	61	1994
Incumbents:
Class II Directors
Thomas R. Baruch	62	1994
Dr. Susan D. Desmond-Hellmann	43	2000
Dr. Jane E. Shaw (Chairman and Chief Executive Officer)	62	1998
Class III Directors
Jean-Jacques Bienaimé	47	1999
Yehuda Ivri (Chief Technical Officer)	49	1991

Business Experience of Directors

  Nominees (Class I Directors)

    Phyllis I. Gardner, M.D. has served as a director of AeroGen since May 2000. Dr. Gardner is currently the Senior Associate Dean for Education and Student Affairs and Associate Professor of Molecular Pharmacology and Medicine at Stanford University School of Medicine and has been with the university since 1984. Dr. Gardner was Vice President of Research and Principal Scientist of ALZA Corporation and head of ALZA Technology Institute from 1996 to 1998. Dr. Gardner was Principal Scientist and a consultant to ALZA from 1994 to 1996. Dr. Gardner received a B.S. in Biology from the University of Illinois and an M.D. from Harvard Medical School. Dr. Gardner serves as a director of Aronex Pharmaceuticals, Inc., a biopharmaceutical company, and Pharmacyclics, Inc., a pharmaceutical company.

    Philip M. Young has served as a director of AeroGen since 1994. Mr. Young has been a General Partner with U.S. Venture Partners, a venture capital firm, since 1990. Mr. Young was a Managing Director of Dillon Read & Co., a financial services company, and Concord Partners, a venture capital firm managed by Dillon Read, from 1986 to 1990. Mr. Young was President and CEO of Oximetrix, Inc., a privately held manufacturer of high technology medical instruments and sterile disposable products, from 1978 to 1986. Mr. Young received a B.S. in Mechanical Engineering from Cornell University, an M.S. in Engineering Physics from George Washington University and an M.B.A. from Harvard Business School, where he was a Baker Scholar. Mr. Young serves as a director of Vical Inc., a biotechnology company, Compugen, Ltd., a bioinformatics company, The Immune Response Corporation, a biopharmaceutical company, and Zoran Corporation, a digital solutions provider.

  Incumbents

  Class II Directors

    Thomas R. Baruch has served as a director of AeroGen since 1994. He has been a General Partner at CMEA Ventures, a venture capital firm (previously an affiliated fund of New Enterprise Associates), since 1988. Mr. Baruch was a special partner of New Enterprise Associates from 1990 to 1996. Mr. Baruch received a B.S. in Engineering from Rensselaer Polytechnic Institute and a J.D. from Capital University. Mr. Baruch serves as a director of Netro Corporation, a telecommunications company, Symyx Technologies, a technology research company, Physiometrix Inc., a medical products company, and Aclara Biosciences, Inc., a life science company.

    Susan D. Desmond-Hellmann, M.D. joined the Board of Directors in September 2000. Dr. Desmond-Hellmann is the Executive Vice President, Development and Product Operations and the Chief Medical Officer of Genentech, Inc., a biotechnology company. She has served in various executive positions with Genentech since 1995. Prior to joining Genentech, Dr. Desmond-Hellmann was with the Bristol-Myers Squibb Pharmaceutical Research Institute from 1993 through 1994. Dr. Desmond-Hellmann has a B.S. in Pre-Med and an M.D. from the University of Nevada, Reno, and an M.P.H. from the University of California, Berkeley.

    Jane E. Shaw, Ph.D. has served as Chairman of the Board of Directors and as the Company's Chief Executive Officer since 1998. Dr. Shaw was a founder and consultant of The Stable Network, a consulting company focusing on improving the productivity and profitability of biopharmaceutical companies, from 1994 to 1998. Dr. Shaw held various scientific and management positions with ALZA Corporation, a pharmaceutical company, from 1970 to 1994, most recently as President and Chief Operating Officer from 1987 to 1994. Dr. Shaw received a B.Sc. and Ph.D. in Physiology from Birmingham University in England. Dr. Shaw serves as a director of McKesson HBOC, Inc., a healthcare supply management company, Intel Corporation, a semiconductor manufacturer, Boise Cascade Corporation, an office, wood and paper products company, and IntraBiotics Pharmaceuticals, Inc., a biopharmaceutical company.

  Class III Directors

    Jean-Jacques Bienaimé has served as a director of AeroGen since 1999. Mr. Bienaimé has been President, Chief Executive Officer and a director of SangStat Medical Corporation, a biopharmaceutical company, since 1998, and Chairman of its Board of Directors since October 2000. Mr. Bienaimé held various positions at Rhône Poulenc Rorer Inc., a leading pharmaceutical company, from 1992 to 1998, most recently as Senior Vice President of Corporate Marketing and Business Development. Mr. Bienaimé received an M.B.A. from the Wharton School at the University of Pennsylvania and a degree in Economics from Ecole Supérieure de Commerce de Paris in France. Mr. Bienaimé serves as a director of the Fox Chase Cancer Center in Philadelphia.

    Yehuda Ivri founded AeroGen in 1991 and has served as a member of the Board of Directors since its inception. Mr. Ivri has served as AeroGen's Chief Technical Officer since 1996 and previously was Chief Scientist and Vice President. Mr. Ivri received an M.S. in Mechanical Engineering from the Technion-Israel Institute of Technology.

Meetings and Committees of the Board

    There were 12 meetings of the full Board during the fiscal year ended December 31, 2000. All but one of the directors attended at least 75% of the meetings of the Board and the committees on which he or she served, held during the period in which he or she served. Dr. Desmond-Hellmann was appointed to the Board in September 2000, but was unable to attend one of the two Board meetings held after her appointment. The Board established two standing committees in August 2000: the Compensation Committee and the Audit Committee. The current members of the Compensation Committee are Mr. Bienaimé, Dr. Gardner and Mr. Young. The Compensation Committee, which met one time during 2000 after its formation, approves all of the Company's compensation plans, including grants of stock options under Company's stock plans and the compensation arrangements for the Company's executives. The Audit Committee, which did not meet during 2000, is responsible for assisting the Board in its responsibilities of overseeing the Company's financial affairs. In this capacity, the Audit Committee reviews the Company's financial statements and quarterly earnings with management and with the Company's independent accountants, and consults with the Company's independent accountants concerning their audit plan, the results of their audit, the appropriateness of accounting principles used by the Company, the adequacy of the Company's internal controls and the independence of the auditors. The duties of the Audit Committee are set forth in more detail in its report at page 14 of this Proxy Statement, and in its charter attached to this Proxy Statement as Appendix A. The current members of the Audit Committee are Mr. Baruch, Dr. Desmond-Hellmann and Mr. Young. All members of the Company's Audit Committee are independent, as independence is defined in Rule 4200(a)(15) of the NASD listing standards.

    There are no family relationships among any directors or executive officers of the Company.

    Directors currently receive no cash compensation from AeroGen for their services as members of the Board, or for attendance at Board or committee meetings. In April 2000, AeroGen granted Dr. Gardner, in connection with her participation on the Board, an option under the 1996 Stock Option Plan to purchase 16,666 shares of common stock at an exercise price of $3.00 per share. In September 2000, AeroGen granted an option under the 1996 Stock Option Plan to purchase 16,666 shares of common stock to each of Mr. Baruch, Dr. Desmond-Hellmann and Mr. Young at an exercise price of $4.50 per share. For each of these options, 4,166 shares covered by the option will become exercisable one year from the date of grant, and the balance of the shares covered by the option will vest in equal monthly installments over the subsequent three years.

    In August 2000, the Board adopted the 2000 Non-employee Directors' Stock Option Plan, approved by the stockholders in November 2000, to provide for the automatic grant of options to purchase shares of common stock to non-employee directors. Any director first elected to the Board after November 2000 will receive an initial option to purchase 15,000 shares of common stock, vesting one third on the first anniversary of the date of grant, and the remainder in 24 equal monthly installments thereafter. Starting at the annual meeting of stockholders in 2001, each non-employee director will receive an annual option to purchase 5,000 shares of common stock, vesting in equal monthly installments over 36 months. The exercise price of options granted under this plan will be the fair market value of the Common Stock on the date of the grant.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2001, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since its inception in 1991. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

    Audit Fees.  For the year ended December 31, 2000, the aggregate fees to be billed by PricewaterhouseCoopers LLP for the audit of the Company's financial statements will be approximately $50,000, of which $30,000 has been billed. Audit fees for 2000 also include an additional approximately $7,000 for a statutory audit, required by Irish law, of the Company's subsidiary, AeroGen (Ireland) Limited, based in Galway, Ireland.

    All Other Fees.  For the year ended December 31, 2000, PricewaterhouseCoopers LLP also billed the Company approximately $450,000 for fees in connection with the Company's initial public offering (which services include a review of the Company's quarterly financial statements); approximately $50,000 for services rendered in connection with the Company's acquisition of AeroGen (Ireland) Limited; approximately $9,000 for preparation of the Company's tax return; and approximately $5,000 for preparation of the Irish tax return of the Company's Irish subsidiary.

    Financial Information Systems Design and Implementation Fees.  No fees were billed for information technology consulting services for the year ended December 31, 2000.

    The Audit Committee has determined that the rendering of its non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the accountants' independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

BENEFICIAL STOCK OWNERSHIP

    The following table sets forth the beneficial ownership of the Company's Common Stock as of March 23, 2001, except as otherwise noted, (i) by each person, entity or "group" of persons or entities known by the Company to be beneficial owners of more than 5% of the Company's Common Stock, (ii) by each director, including nominees, and each of the Named Executive Officers listed in the Summary Compensation Table, and (iii) by all executive officers and directors as a group. Percentage ownership is based on 19,920,221 shares of common stock outstanding on March 23, 2001. Except as described below, each person has sole voting and investment power with respect to the Common Stock described in the table. Unless otherwise indicated, the address of each of the individuals named below is: c/o AeroGen, Inc., 1310 Orleans Drive, Sunnyvale, California 94089.

	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Outstanding Shares
Five Percent Holders:
Entities Affiliated with U.S. Venture Partners (2) 2180 Sand Hill Road, Suite 300 Menlo Park, CA 94025	1,936,142	9.7%
Entities Affiliated with Chemicals and Materials Enterprise Associates, Limited Partnership (3) 235 Montgomery Street, Suite 920 San Francisco, CA 94104	1,447,292	7.3%
Entities Affiliated with Interwest Partners (4) 3000 Sand Hill Road Building 3, Suite 255 Menlo Park, CA 94025	1,264,549	6.3%
Directors and Executive Officers:
Jane E. Shaw, Ph.D.(5)	465,480	2.3%
Thomas R. Baruch(3)	1,447,292	7.3%
Jean-Jacques Bienaimé(6)	7,291	*
Casper L. de Clercq(7)	97,638	*
Susan D. Desmond-Hellmann, M.D.(8)	—	—
Carol A. Gamble(9)	—	—
Phyllis I. Gardner, M.D.(10).	7,847	*
Yehuda Ivri	1,236,666	6.2%
Deborah K. Karlson(11)	90,000	*
Michael Klimowicz(12)	90,000	*
Philip M. Young(2)	1,936,142	9.7%
All executive officers and directors as a group (12 persons)(13)	5,771,787	29.0%

*
Percentages are not shown if holdings total less than 1% of total outstanding shares.

(1)
Includes outstanding stock options that will be vested on or before May 23, 2001, to purchase shares of the Company's Common Stock, and shares repurchasable by the Company, as described in the footnotes below.

(2)
Information is as provided by the holder in its Schedule 13G filed with the SEC as of February 13, 2001. Includes 1,674,763 shares held by U.S. Venture Partners IV, L.P., 203,295 shares held by

  Second Ventures II, L.P. and 58,084 shares held by USVP Entrepreneur Partners II, L.P. (collectively, the "USVP Entities"). Presidio Management Group IV, L.P. is the general partner of the USVP Entities. Philip M. Young, a director of AeroGen, is a general partner of Presidio Management Group IV, L.P. and shares voting and dispositive power with respect to these shares. Mr. Young disclaims beneficial ownership of the shares held by the USVP Entities within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

(3)
Information is as provided by the holder in its Schedule 13G filed with the SEC on February 14, 2001. Includes 1,299,144 shares held by Chemical and Materials Enterprise Associates, Limited Partnership (CMEA) and 148,148 shares held by CMEA Life Sciences Fund, L.P. Mr. Baruch, a director of AeroGen, is a general partner of CMEA and an indirect general partner of CMEA Life Sciences Fund, L.P. In such capacity, he has shared voting power and shared dispositive power with respect to all of the shares. Mr. Baruch disclaims beneficial ownership of the shares held by Chemical and Materials Enterprise Associates, Limited Partnership and CMEA Life Sciences Fund, L.P. within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

(4)
Information is as provided by the holder in its Schedule 13G filed with the SEC on February 12, 2001. Includes 37,486 shares held by Interwest Investors VI, LP and 1,227,063 shares held by Interwest Partners VI, LP. The voting and dispositive power with respect to these shares is shared by the managing directors of Interwest Management Partners VI LLC (Harvey B. Cash, Alan W. Crites, Philip T. Gianos, W. Scott Hedrick, W. Stephen Holmes, Robert R. Momsen and Arnold L. Oronsky) and the venture member of Interwest Management Partners VI LLC (Gilbert H. Kliman).

(5)
Includes 450,666 shares held by Dr. Shaw (of which 77,775 are subject to repurchase by the Company at the original purchase price in the event of termination of Dr. Shaw's service, which repurchase right lapses over time) and 14,814 shares held by the Carpenter Family Trust, in which Dr. Shaw has an economic interest.

(6)
Includes 7,291 shares issuable upon the exercise of options exercisable within 60 days of March 23, 2001.

(7)
Includes 7,638 shares issuable upon exercise of options exercisable within 60 days of March 23, 2001, and 31,875 shares subject to repurchase by the Company at the original purchase price in the event of termination of Mr. de Clercq's service, which repurchase right lapses over time.

(8)
No shares vest until September 2001. Dr. Desmond-Hellmann joined the Board in September 2000.

(9)
No shares vest until May 29, 2001. Ms. Gamble joined the Company on May 29, 2000.

(10)
Includes 4,514 shares issuable upon exercise of options exercisable within 60 days of March 23, 2001, and 695 shares subject to repurchase by the Company at the original purchase price in the event of termination of Dr. Gardner's service, which repurchase right lapses over time.

(11)
Includes 13,890 shares subject to repurchase by the Company at the original purchase price in the event of termination of Ms. Karlson's service, which repurchase right lapses over time.

(12)
Includes 35,625 shares subject to repurchase by the Company at the original purchase price in the event of termination of Mr. Klimowicz's service, which repurchase right lapses over time.

(13)
Includes shares described in the notes above as applicable to our directors and current executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires AeroGen's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission ("SEC"). Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such forms filed with the SEC and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2000, the Company's directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information relating to compensation paid or accrued for services in all capacities during the fiscal years indicated with respect to Dr. Jane E. Shaw, the Company's Chairman and Chief Executive Officer and each of the Company's four most highly compensated executive officers at December 31, 2000 (the "Named Executive Officers"). As permitted under the rules promulgated by the SEC, no amounts are shown for 1998.

Long Term Compensation Awards
Annual Compensation
						Securities Underlying Options	All Other Compensation
Name and Principal Positions	Year	Salary(1)		Bonus
Dr. Jane E. Shaw Chairman and Chief Executive Officer	2000 1999	$ $	240,000 240,000		$50,000 —	233,333 —	— —
Carol A. Gamble(2) Vice President, and General Counsel	2000 1999		$119,670 —		$80,000 —	100,000 —	— —
Michael Klimowicz Vice President, Product Development	2000 1999	$ $	181,000 172,523	$ $	23,239 44,501	16,666 —	— —
Casper L. de Clercq Vice President, Sales and Marketing	2000 1999	$ $	175,000 160,132		— —	16,666 16,666	— —
Deborah K. Karlson(3) Vice President and Chief Financial Officer	2000 1999	$ $	180,000 126,380		— —	16,666 50,000	— —

(1)
Amounts shown include compensation earned and received by the Named Executive Officers as well as amounts deferred at the election of such persons under the Company's Tax Deferral Investment Plan.

(2)
Ms. Gamble joined the Company in May 2000. Her annualized salary for 2000 was $220,000. Bonus consists of signing bonuses paid upon her joining the Company and in January 2001, repayable if she leaves the Company before the first anniversary of her employment.

(3)
Ms. Karlson joined the Company in March 1999. Her annualized salary for 1999 was $160,000.

FISCAL YEAR 2000 OPTION GRANTS

    The following table sets forth information relating to options granted in 2000 to the Named Executive Officers. In addition, in accordance with the rules of the SEC, the table shows hypothetical gains that would exist for such options based on assumed rates of annual compound stock price appreciation of 5% and 10% per year from the date the options were granted over the full option term.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
		Percent of Total Options Granted to Employees in Fiscal Year(3)
	Number of Securities Underlying Options Granted (2)
Name			Exercise Price Per Share(4)	Expiration Date	5% Per Year	10% Per Year
Dr. Jane E. Shaw	233,333	19.35%	$3.00	4/18/10	$3,860,899	$6,562,470
Carol A. Gamble	100,000	8.29%	$3.00	5/28/10	$1,654,674	$2,812,491
Michael Klimowicz	16,666	1.38%	$3.00	4/18/10	$275,768	$445,151
Casper L. de Clercq	16,666	1.38%	$3.00	4/18/10	$275,768	$445,151
Deborah K. Karlson	16,666	1.38%	$3.00	4/18/10	$275,768	$445,151

(1)
The amounts represent certain assumed rates of appreciation over $12.00 per share, the price of the Company's Common Stock in its initial public offering on November 11, 2000. The closing price of the Company's Common Stock on the Nasdaq Stock Market was $10.625 on December 29, 2000, and $4.00 on March 23, 2001. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock. There can be no assurance that any of the values reflected in the table will be achieved.

(2)
All options were granted for a term of ten years. All unvested options are subject to earlier termination in the event of the termination of the employee's relationship with AeroGen. For Dr. Shaw, the options vest monthly over 24 months beginning January 1, 2002. For Ms. Gamble, 25% of the options (25,000 shares) vest on May 29, 2001; the remainder vest thereafter in 36 equal monthly installments. For Mr. de Clercq, Ms. Karlson and Mr. Klimowicz, the options vest monthly over 12 months beginning January 1, 2003.

(3)
Based on options to purchase a total of 1,205,632 shares of Common Stock granted during the fiscal year ended December 31, 2000.

(4)
Options were granted at an exercise price equal to the fair market value of AeroGen Common Stock on the date of the grant which, prior to November 10, 2000, was determined in good faith by the Board.

AGGREGATED OPTION EXERCISES IN 2000 AND
FISCAL YEAR END OPTION VALUES

    The following table sets forth, with respect to the Named Executive Officers, certain information relating to options held by such officers during the fiscal year ended December 31, 2000.

			Number of Securities Underlying Unexercised Options at Year End(1)
					Value of Unexercised In-the-Money Options at Year End (2)
	Shares Acquired on Exercise
		Value Realized(3)
Executives			Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. Jane E. Shaw	—	—	—	233,333	—	$1,779,164
Carol A. Gamble	—	—	—	100,000	—	$762,500
Michael Klimowicz	90,000	$1,026,000	—	16,666	—	$127,048
Casper L. de Clercq	—	—	5,902	27,430	$59,168	$234,987
Deborah K. Karlson	90,000	$1,028,000	—	16,666	—	$127,048

(1)
These options may be exercised under the Company's early excise program; however, any shares purchased early are subject to repurchase by the Company at the exercise price. This repurchase right lapses over time.

(2)
Market value of the Company's Common Stock at fiscal year end based on the closing sales price as reported on the Nasdaq Stock Market on December 29, 2000, ($10.625) minus the exercise price of "in-the-money" options.

(3)
Reflects the difference between the price of the Company's shares in its initial public offering ($12.00 per share) and the exercise price of the options. The value realized at the time of exercise of the options was $2,000 for Ms. Karlson and none for Mr. Klimowicz, based on the fair market value of the Common Stock on the exercise dates, as determined in good faith by the Board.

CERTAIN EXECUTIVE ARRANGEMENTS

    In September 2000, the Board adopted an Executive Severance Benefit Plan which provides severance benefits to eligible executive employees selected by the Board. Benefits are paid only upon involuntary termination of employment without cause, or voluntary termination of employment for good reason, within one month prior to or within 13 months following a change in control of the beneficial ownership of the Company. Upon execution of a release of claims, each eligible executive would receive 12 months of salary continuation payable in monthly installments, continued health benefits for 12 months and option vesting acceleration. The vesting of 100% of the executive's unvested options would accelerate immediately prior to the date of termination such that the options would vest in 12 monthly installments beginning on the date of termination. Dr. Jane E. Shaw, Casper L. de Clercq, Carol A. Gamble, Yehuda Ivri, Deborah K. Karlson, Michael Klimowicz and John S. Power are the current participants in the Executive Severance Benefit Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION1

    The Compensation Committee is comprised of three non-employee directors, none of whom has any interlocking or other type of relationship that would call into question his or her independence as a committee member. The members of the Company's Compensation Committee are Jean Jacques Bienaimé, Phyllis I. Gardner and Philip M. Young. The Compensation Committee was first appointed by the Board in August 2000. Prior to that time, the full Board was responsible for the Company's compensation policies and the compensation paid to the Company's executives. In determining compensation, the Board had, and the Compensation Committee has, access, for comparison purposes, to compensation surveys for regional technology-based companies, with which the Company competes in the recruitment of its personnel, and national pharmaceutical and biotechnology compensation information, as well as other executive compensation data and surveys. On issues related to executive compensation, the Board consulted, and the Compensation Committee consults, with the Chief Executive Officer and the Company's director of human resources. The following report of the Committee describes the Company's compensation policies during the fiscal year ended December 31, 2000 as they affected the Company's Chief Executive Officer and other executive officers.

1
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Compensation Policies Affecting Executive Officers

    The Company's compensation policies for executive officers are designed to provide target salaries competitive with those of other regional technology-based companies, in order to recruit and retain qualified executives. To date, the Company has not paid regular annual bonuses to its executives. The Company believes that, historically, its compensation has been at or below the 50th percentile of base salaries paid by regional pharmaceutical and biotechnology companies to officers in general, and to the Chief Executive Officer in particular.

    The Company's compensation policies take into account the Company's performance during the prior year, and the contribution by each officer to the Company's performance. In addition, the Company's policies recognize the importance of stock ownership through a stock option program to provide long-term incentives that mirror the equity interests of the Company's stockholders. In determining the salaries of AeroGen's executive officers, the Board and the Compensation Committee have adopted policies intended to (i) attract and retain executives whose skills and abilities are critical to the Company's long term success; (ii) reward executives for long-term strategic management and the enhancement of stockholder value; and (iii) recognize performance compared to performance of executives at similar levels of responsibility in comparable companies. As a result, compensation consists of salary, to provide current levels of competitive compensation, and stock options, to provide longer-term incentives and align the executives' interests with those of the Company's stockholders.

    Compensation to be paid to any individual executive has not been based on any particular mathematical formula. Rather, the Board reviewed the objectives, accomplishments, performance and compensation as a whole for each executive, as well as the recommendations of the Chief Executive Officer, and then made appropriate compensation determinations in the exercise of its business judgement.

Relationship of Corporate Performance to Compensation

    During fiscal year 2000, the Company concentrated on expanding its business and hiring key employees and executives. During this time, the Company had objectives against which the performance of the Company as a whole, and the executive officers individually, were measured. In determining compensation, including any stock option grants, the Board and the Committee consider the performance of the Company as a whole, and the executives individually, in achieving their objectives.

Other Compensation Plans

    The Company has adopted certain broad-based employee benefit plans in which the executive officers may participate on the same basis as other employees who meet eligibility criteria, subject to legal limitations on the benefits that may be made available to highly compensated individuals such as executive officers. During fiscal year 2000, these plans included (i) an Employee Stock Purchase Plan qualified under Section 423 of the Internal Revenue Code, under which an individual could elect to purchase Common Stock of the Company at a price equal to 85 percent of its fair market value on the enrollment date or the purchase date, whichever is lower; and (ii) direct contributions by the employee under the Company's Tax Deferral Investment Plan.

Chief Executive Officer's Compensation

    Dr. Jane E. Shaw, the Company's Chief Executive Officer, did not receive a salary increase for fiscal year 2000 at her request, in part due to the Company's cash position at the end of fiscal year 1999. In May 2000, the Board granted Dr. Shaw an option to purchase 233,333 shares of Common Stock, exercisable over a 24 month period beginning in January 2002. The Committee believes that Dr. Shaw's salary for fiscal year 2000 was at the low end of salaries for Chief Executive Officers of technology companies in the San Francisco Bay area. During fiscal year 2000, Dr. Shaw led the Company's efforts in achieving key Company objectives, including (i) signing critical agreements with PathoGenesis Corporation and Becton, Dickinson and Company and obtaining equity investments from both companies; (ii) acquiring Cerus Limited, an Irish company; (iii) completing a round of private financing; (iv) completing the Company's initial public offering; and (v) achieving other key corporate goals. In recognition of her significant contribution to the Company, the Compensation Committee awarded Dr. Shaw a bonus of $50,000 at the end of fiscal year 2000.

Policy on Deductibility of Executive Officer Compensation

    Section 162(m) of the Internal Revenue Code generally places a $1.0 million per person limit on the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other highest paid executive officers unless, in general, the compensation is exempt as "performance based." For stock compensation to be "performance based," Section 162(m) requires a limit to be set on the number of options that may be granted to employees subject to the deduction cap. The Board has approved a limit of 1,000,000 as the maximum number of shares as to which options may be granted to any employee, consultant or director under the Company's stock plans in any one year period. These limitations allow gains realized upon exercise of options to qualify as "performance based" and, therefore, to be excluded from compensation subject to the $1.0 million deductibility limit. The Company believes that all of its compensation paid to date meets the requirements for deductibility. The Committee considers the deductibility limits of Section 162(m) in determining executive compensation.

COMPENSATION COMMITTEE
Jean Jacques Bienaimé
Phyllis I. Gardner
Philip M. Young

AUDIT COMMITTEE REPORT

    The members of the Audit Committee are Thomas R. Baruch, Dr. Susan D. Desmond-Hellmann and Philip M. Young. Each member of the Audit Committee is independent, as defined under the National Association of Securities Dealers' listing standards. The Audit Committee, which was first appointed by the Board in August 2000, operates under a written charter adopted by the Board in August 2000. The charter is attached to this Proxy Statement as Appendix A.

    The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility by serving as an independent and objective party to monitor the Company's financial reporting process and internal control systems; reviewing and appraising the audit efforts of the Company's independent accountants and any internal auditing department; and providing an open avenue of communication among the independent accountants, management, the internal finance department and the Board.

    Management is responsible for the Company's internal controls and financial reporting process. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these activities.

    In this context, the Audit Committee has met and held discussions with management and the independent accountants concerning the audited consolidated financial statements of the Company for the year ended December 31, 2000. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

    Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board, and the Board has approved, that the Company's audited consolidated financial statements for the year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the SEC. The Audit Committee and the Board have also selected, subject to stockholder ratification, PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2001.

AUDIT COMMITTEE
Thomas R. Baruch
Dr. Susan D. Desmond-Hellmann
Philip M. Young

PERFORMANCE GRAPH1

    The graph below compares total stockholder returns on the AeroGen Common Stock with the cumulative total stockholder return of the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index. The Nasdaq Composite Index tracks the aggregate price performance of equity securities of companies traded on the Nasdaq Stock Market. The Nasdaq Pharmaceutical Index tracks approximately 280 domestic stocks in the pharmaceutical sector. All values assume reinvestment of the full amount of all dividends.

1
The material in this section is not deemed "filed" with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

    The graph below shows the cumulative total stockholder return assuming the investment of $100 and the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock, and is based on the returns of the component companies weighted according to their market capitalizations as of the end of each period for which returns are indicated.

    The stockholder return shown on the graph below is not necessarily indicative of future performance and the Company will not make or endorse any predictions as to future stockholder returns.

CERTAIN TRANSACTIONS

    Registration Rights Agreement.  The Company entered into an agreement with the holders of its preferred stock, excluding John S. Power, AeroGen's Vice President, European Operations, pursuant to which they have registration rights with respect to the shares of common stock into which the preferred stock has converted.

    Indemnification Agreements.  The Company has indemnification agreements with its directors and officers for the indemnification of and advancement of expenses to these persons to the full extent permitted by Delaware law and the Company's by-laws. The Company intends to execute such agreements with its future directors and officers.

    Transactions with Officers and Directors.  Yehuda Ivri, AeroGen's Founder and Chief Technical Officer, has three notes payable to the Company. On May 6, 1994, the Company received a promissory note for the principal amount of $69,009. The note bears annual interest of 6.43% with principal and interest due the earlier of May 5, 2003 or 90 days after the date of termination of Mr. Ivri's service with the Company. On August 15, 1996, the Company received a promissory note from Mr. Ivri for the principal amount of $200,000. The note bears no interest and the entire principal balance is due the earliest of (i) August 14, 2001, (ii) 90 days after Mr. Ivri's common stock is no longer subject to a lock-up agreement with the underwriters of the Company's initial public offering, or (iii) the date Mr. Ivri's service with the Company terminates pursuant to Mr. Ivri's resignation or is terminated by the Company for cause. On July 21, 2000, the Company received a promissory note from Mr. Ivri for the principal amount of $50,000. The note bears interest at the rate of 6.62%, and the principal and interest are payable on the earlier of (i) July 21, 2005 or (ii) the date at which Mr. Ivri's service with the Company terminates. These latter two notes are secured by 166,666 shares of Mr. Ivri's common stock. On December 31, 2000, the principal and accrued interest outstanding on the loans to Mr. Ivri totaled $354,589.

    In 1998, AeroGen received a recourse note from Dr. Jane E. Shaw, the Company's Chairman and Chief Executive Officer, in the aggregate principal amount of $140,000, in connection with her purchase of 466,666 shares of common stock. The note bears annual interest of 5.93%, with original principal and interest due January 28, 2002. In October 2000, Dr. Shaw repaid $29,738 of the outstanding principal and accrued interest on the note. Certain portions of the common stock may be repurchased by the Company at the original purchase price if Dr. Shaw's service with the Company terminates. This repurchase right lapses over time. During 2000, the highest balance of principal and accrued interest outstanding on the loan was $164,414.

    In 1998, Casper L. de Clercq, AeroGen's Vice President, Sales and Marketing, signed a note in the aggregate principal amount of $53,730 to acquire 90,000 shares of the Company's common stock. The note bears annual interest of 4.51%, with original principal and interest due November 19, 2002. Certain portions of the common stock may be repurchased by the Company at the original purchase price if Mr. de Clercq's service with the Company terminates. This repurchase right lapses over time. On December 31, 2000, the principal and accrued interest outstanding on the loan was $58,739.

    In 2000, the Company received a recourse note from each of Deborah K. Karlson, AeroGen's Chief Financial Officer, and Michael Klimowicz, AeroGen's Vice President, Product Development, in the aggregate principal amount of $51,730 and $53,730, respectively, each in order to acquire 90,000 shares of common stock. The notes bear annual interest at 6.7%, with original principal and interest due April 17, 2004. A portion of the shares purchased by each employee may be repurchased by the Company at the original purchase price if his or her service with the Company terminates. This repurchase right lapses over time. At December 31, 2000 the principal and accrued interest outstanding on the loans were $54,164 for Ms. Karlson and $56,258 for Mr. Klimowicz.

ANNUAL REPORT TO STOCKHOLDERS

    AeroGen's Annual Report on Form 10-K for the year ended December 31, 2000, containing the audited consolidated balance sheets as of December 31, 2000, and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the past three fiscal years, is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting.

STOCKHOLDER PROPOSALS

    The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2002 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 5, 2001. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

OTHER MATTERS

    The Board knows of no other matters that will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxyholders.

                      By Order of the Board of Directors,

                      Carol A. Gamble
                       Secretary

Sunnyvale, California
April 4, 2001

    You are cordially invited to attend the annual meeting in person. Whether or not you plan to attend the meeting, you are requested to sign and return the accompanying proxy card as soon as possible in the accompanying postpaid envelope. Your doing so may save AeroGen the expense of a second mailing.

APPENDIX A

AEROGEN, INC.
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

I.  PURPOSE

    The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors ("the Board") of AeroGen, Inc., a Delaware corporation, (the "Company") in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices regarding its auditing, accounting and financial processes. The Audit Committee's primary duties and responsibilities are to:

  •
  Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

  •
  Review and appraise the audit efforts of the Company's independent auditors and internal auditing department.

  •
  Provide an open avenue of communication among the independent auditors, management, the internal finance department, and the Board of Directors.

II.  COMPOSITION AND MEETINGS

    The Audit Committee shall be comprised of three (3) or more directors as determined by the Board, each of whom shall meet the independence and experience requirements of Nasdaq.

    The Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Chair of the Committee shall prepare and/or approve a agenda in advance of each meeting. The Committee shall meet privately in executive session at least annually with management, the head of the internal auditing function (which may be the Chief Financial Officer), the independent auditors and as a committee to discuss any matters that the Committee or any of these groups believe should be discussed. The Committee, or its Chair, shall communicate with management and the independent auditors quarterly concerning the Company's financial statements and any significant findings of the auditors based on their limited review procedures.

III.  POWERS AND DUTIES

    The operation of the Committee shall be subject to the provisions of the Bylaws of the Company, as in effect from time to time, and to Section 141 of the Delaware General Corporation Law. The Committee shall have the full power and authority to carry out the following responsibilities:

1.
Review and evaluate the performance of the independent auditors and make annual recommendations to the Board of Directors regarding the appointment or termination of the independent auditors;

2.
Review this charter at least annually, and make recommendations to the Board of Directors concerning suggested changes to this charter;

3.
Publish this Charter at least once every three years;

4.
Confer with the independent auditors and any internal auditors concerning the scope, extent and procedures of their examinations of the books and records of the Company and its subsidiaries;

  review and approve the independent auditors' annual engagement letter; review and approve the Company's annual audit plans and budgets; direct the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance; and authorize the auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

5.
Review with management, the independent auditors and any internal auditors significant risks and exposures, audit activities and significant audit findings;

6.
Review the range and cost of audit and non-audit services performed by the independent auditors; evaluate the possible effects of such non-audit services on the independence of the auditors;

7.
Review with management of the Company and the independent auditors, upon completion of their audit, financial results for the year, as reported in the Company's financial statements, supplemental disclosures to the Securities and Exchange Commission ("SEC") or other disclosures;

8.
Receive and review written statements from the independent auditors delineating all relationships between the auditors and the Company consistent with the independence standard defined by Nasdaq Rule 4200(15)(a); consider and discuss with the auditors any disclosed relationships or services that could effect the auditors objectivity and independence; and, if so determined by the Audit Committee, take or recommend appropriate action to oversee the independence of the auditors;

9.
Prepare the report required by the rules of the SEC to be included in the Company's annual proxy statement when required;

10.
Review with management and the independent auditors the Company's financial statements for each interim period and any changes in accounting principles or the application therein that have occurred during the interim period;

11.
Review the adequacy of the Company's systems of internal control;

12.
Obtain from the independent auditors and any internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and review the correction of controls deemed to be deficient;

13.
Review the programs and policies of the Company designed to ensure compliance with applicable laws and regulations and monitor the results of these compliance efforts;

14.
Report through its Chair to the Board of Directors following the meetings of the Audit Committee;

15.
Review the powers of the Committee and this Charter annually and report and make recommendations to the Board of Directors on the Committee's responsibilities or on changes to this Charter;

16.
Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation;

17.
Consider such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external auditing of the Company as the Committee may, in its discretion, determine to be advisable.

IV.  MINUTES AND REPORTS

    Minutes of each meeting of the Committee shall be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chair of the Committee shall report to the Board from time to time, or whenever so requested by the Board.

2

AEROGEN, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2001

    The undersigned hereby appoints Jane E. Shaw, Carol A. Gamble and Deborah K. Karlson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of AeroGen, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 1310 Orleans Drive, Sunnyvale, CA 94089 on Tuesday, May 8, 2001 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(continued and to be signed on the other side)

/*\ FOLD AND DETACH HERE /*\

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.	Please mark your votes as indicated in this example	/x/
PROPOSAL 1. To elect two directors to hold office until the 2004 Annual Meeting of Stockholders.		MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2
FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below	PROPOSAL 2. To ratify selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2001.
/ /	/ /	FOR	AGAINST	ABSTAIN
		/ /	/ /	/ /
Nominees: Dr. Phyllis I. Gardner and Mr. Philip M. Young
To withhold authority to vote for any nominee(s), write such nominee(s)' name below:

Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing, if not signing as an individual stockholder.
Dated

SIGNATURE(S)

/*\ FOLD AND DETACH HERE /*\

QuickLinks

PROPOSAL 1
PROPOSAL 2
BENEFICIAL STOCK OWNERSHIP
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
FISCAL YEAR 2000 OPTION GRANTS
AGGREGATED OPTION EXERCISES IN 2000 AND FISCAL YEAR END OPTION VALUES
CERTAIN EXECUTIVE ARRANGEMENTS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
ANNUAL REPORT TO STOCKHOLDERS
STOCKHOLDER PROPOSALS
OTHER MATTERS
APPENDIX A